Exhibit 99.1

For further information:
George Relan

Vice President of Corporate Development

(518) 533-2220
grelan@mechtech.com

MTI REPORTS SECOND QUARTER 2007 RESULTS

AND LATEST ACCOMPLISHMENTS

Albany, N.Y., August 9, 2007 -- Mechanical Technology Incorporated (NASDAQ: MKTY), a company primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro) and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. (MTII), today announced its financial results for the quarter ended June 30, 2007.

“We continued to grow revenues and reduced cash burn in the second quarter. For the first half of 2007, product revenues were 23.7% higher than the same period last year, well ahead of our guidance for product revenue increases of 15% for the year,” said Peng Lim, CEO of MTI. “With our numerous successes to date including MTII’s new Air Force contract, and an anticipated new product shipping in Q4, and MTI Micro’s tangible technical advances in our Mobion® platform, and the delivery of prototype units to our Korean partner – we believe the Company is on the right path to achieve MTII’s sales goals and MTI Micro’s plans for manufacturing readiness in 2008 and product launch in 2009.”

Financial Highlights: Second Quarter 2007

•	Product revenue growth of 33.8% to $2,275 thousand (2006 Q2; $1,700 thousand)
o	Product revenue growth was primarily the result of increasing sales in our dimensional gauging product line led by sales to MTII’s Japanese distributor.
•	Funded research and development revenue growth of 279.6% to $353 thousand (2006 Q2; $93 thousand)
o	This increase was the result of the reinstatement of funding from the Department of Energy (DOE) and revenue recognized from the alliance agreement with our Korean partner.
•	Reduction in net loss of 22.8% to $2,487 thousand (2006 Q2; $3,222 thousand)
o

This improvement results from increased gross margin contributions from MTII, increases in funded R&D revenues, and savings in both selling and general administration (SG&A), and research and development (R&D) costs – primarily related to savings from the Q1 2007 restructuring.

•	Capital resources (cash and marketable securities) of $14,717 thousand (2007 Q1; $18,069 thousand).
•	Cash used in operations decreased 16.4% to $3,125 thousand.

Operational Highlights: Second quarter 2007 and Third quarter 2007 to date

•	Introduction of the Mobion® chip to advance and support commercialization for consumer applications in 2009:
o

MTI Micro demonstrated its integrated fuel cell chip used as the building block for its fuel cell systems for consumer product applications. The state-of-the-art Mobion® chip incorporates a number of breakthroughs including the use of 100% methanol, and the integration of a power module with fluid conditioning that enables our Mobion® system to run in temperatures from 0C to 40C and at most humidity levels – matching standard specifications for the lithium Ion battery industry. In addition, the chip is injection molded, and its part count has been reduced from 16 to 1 molded piece. Also, in the last six months, the Mobion® chip has been reduced in size and weight by over 40% to 9cc and less than one ounce, respectively.

•	Additional funding from the Department of Energy (DOE):
o

MTI Micro received notification that an additional $500 thousand dollars was made available by the DOE to continue funding MTI Micro’s commercialization efforts. Including the most recent funds release, the DOE has, to date in 2007, committed $1,000 thousand to the Company.

•	MTI Micro achieved a milestone of prototype delivery:
o

MTI Micro fulfilled a Company milestone by delivering its next generation, low power, advanced industrial design prototypes to its Korean partner, and is in discussions about collaboration going forward. The prototypes delivered for evaluation contained MTI Micro’s first generation Mobion® Chips.

•	MTII received a purchase order for $1,140 thousand from the U.S. Air Force:
o

MTII was chosen again by the Air Force to provide PBS 4100Plus portable aircraft engine balancing systems. This new purchase order of $1,140 thousand has additional options for the Air Force to order up to an additional $1,140 thousand in PBS 4100Plus units. If all options are exercised, this contract will total $2,280 thousand in orders.

•	MTII introduced EVE, a new data acquisition system:
o

At the MTI Annual Shareholders Meeting on June 18th, MTII introduced EVE, a new product to help solve complex measurement problems by providing precision non-contact measurement, advance data acquisition, data analysis, touch screen user interface, and intuitive software for ease of use. EVE is able to accept data from multiple sources allowing numerous variables to be measured and correlated in real-time. MTII is on track to ship EVE units in Q4 2007.

Financial Results: Second Quarter 2007

Revenues for the three months ended June 30, 2007 increased 46.6% to $2,628 thousand compared to revenues of $1,793 thousand for the same period in 2006. Second quarter revenues included $2,275 thousand in product revenue from MTII and $353 thousand in funded R&D revenues from MTI Micro. During the second quarter of 2007, product revenues increased $575 thousand, or 33.8%, primarily as the result of increases in dimensional gauging product sales of $555 thousand compared to a similar period last year, led by OEM capacitance sales to a Japanese distributor; increases in semiconductor sales of $202 thousand; and aviation product revenue decreases of $187 thousand due to a decline in commercial aviation revenue. In addition, funded R&D revenue increased $260 thousand, or 279.6%, of which $140 thousand was the result of the reinstatement of funding in May 2007 for a contract with the DOE which had funding suspended for 2006 and $105 thousand was from a strategic alliance agreement.

Net loss for the three months ended June 30, 2007 decreased 22.8% to $2,487 thousand, or $(0.07) per diluted share, compared with a net loss of $3,222 thousand, or $(0.10) per diluted share for the same period in 2006.  Net loss for the second quarter of 2007 compared to 2006 decreased and includes positive and negative revenue and expense changes. These changes include increases in gross margins, increases in funded R&D revenue, cost savings in R&D expenses, cost savings in SG&A expenses, and gain on derivatives. These changes were partially offset by a decrease in gains on the sale of securities available for sale. The decreases in SG&A and R&D costs were primarily the result of lower stock based compensation and savings from the Q1 restructuring where the MTI Micro high power program was suspended. Gross margins for the three months ended June 30, 2007, improved over the same period in 2006 due to improved inventory procurement practices, lower inventory obsolescence reserves and the expansion of direct sales channels for the MTII semiconductor product line.

Cash flows: For the three months ended June 30, 2007, cash used in operations decreased 16.4% to $3,125 thousand compared to $3,737 thousand while cash used for capital expenditures decreased 24.3% to $190 thousand, compared to $251 thousand in 2006.

See the attached financial highlights for the Company’s second quarter ended June 30, 2007.

Conference Call: Second Quarter 2007

Mechanical Technology Incorporated (MTI or the Company) will host a conference call and webcast today at 10:30 a.m. (ET). The dial-in phone number for the conference call is (888) 713-4217, or international (617) 213-4869 and refer to pass code 19706252.  There will be a simultaneous webcast which can be heard by logging onto MTI’s Web site at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the Web site or via phone by dialing (888) 286-8010 or international (617) 801-6888 and, when prompted, entering pin code number 86509128.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management’s intentions, hopes, goals, beliefs, expectations, projections, plans, anticipation, outlook or predictions of the future are forward looking statements.  Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; MTI Micro’s plans under its strategic alliance agreements with its fuel refill partner and its consumer OEM; future prospects and applications for fuel cell systems including the Mobion® chip; MTI’s, MTI Micro’s and MTII’s future business prospects, technology and performance; MTII´s sales dependence on a small number of customers; MTII´s ability to achieve revenue growth and introduce new products; the importance of any relationship MTII has with any distribution partner; MTI Micro’s ability to implement its plan to suspend the high power program; the market potential for and progress MTI Micro is making in developing its

Mobion fuel cells; the significance of any contracts or grants that MTI Micro received or may receive; the timing or success of market entry by MTI Micro, including the refocusing on the low power consumer market; MTII’s and MTI Micro’s ability to meet its stated milestones on time, if at all; MTI, MTI Micro’s and MTIIs’ ability to increase or maintain sales into commercial, military and other governmental markets; the importance of any relationships we may have, and our ability to maintain those relationships going forward; and, MTI Micro’s ability to produce products or prototypes consistent with any announced specifications or customer requirements, if at all.  All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company’s actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette’s ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs; Samsung’s ability to terminate its agreement with MTI Micro; and the risk factors listed from time to time in the Company’s SEC reports including but not limited to, the annual report on Form 10-K and Quarterly Reports on Form 10-Q.

Financial Highlights Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

Three months ended June 30,			Six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unadited)
Revenues:
Product revenue	$ 2,275	$ 1,700	$ 3,976	$ 3,213
Funded research and development revenue	353	93	968	138
Total revenues	2,628	1,793	4,944	3,351
Operating costs and expenses:
Cost of product revenue	816	726	1,554	1,265
Research and product development expenses:
Funded research and product development	504	130	728	340
Unfunded research and product development	2,368	3,122	5,766	5,472
Total research and product development expenses	2,872	3,252	6,494	5,812
Selling, general and administrative expenses	2,440	2,776	4,896	5,836
Operating loss	(3,500)	(4,961)	(8,000)	(9,562)
Gain on derivatives	757	-	1,726	-
Gain on sale of securities available for sale, net	-	2,544	-	3,810
Other income, net	91	67	232	138
Loss before income taxes and minority interests	(2,652)	(2,350)	(6,042)	(5,614)
Income tax expense	(16)	(1,044)	(27)	(1,613)
Minority interests in losses of consolidated subsidiary	181	172	426	574
Net loss	$(2,487)	$(3,222)	$(5,643)	$(6,653)
Loss per share (Basic and Diluted):
Loss per share	$ (0.07)	$ (0.10)	$ (0.15)	$ (0.21)

Statements of Cash Flows Data:
(Dollars in Thousands)
	Six months ended June 30,
	2007	2006
	((Unaudited)	(Unaudited)
Net cash used by operating activities	$(7,735)	$(7,124)
Purchases of property, plant and equipment	(240)	(513)
Net cash (used) provided by investing activities	(240)	4,904
Net cash provided by financing activities	15	910
(Decrease) in cash and cash equivalents	(7,960)	(1,310)
Cash and cash equivalents – beginning of period	14,545	11,230
Cash and cash equivalents – end of period	6,585	9,920

Balance Sheet Data:
(Dollars in Thousands)
	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$6,585	$14,545
Securities available for sale	8,132	10,075
Accounts receivable	1,643	1,613
Inventories, net	1,232	1,216
Prepaid expenses and other current assets	587	442
Total Current Assets	18,179	27,891

Long Term Assets:
Property, plant and equipment, net	2,586	2,926
Deferred income taxes	2,234	2,994
Total Assets	$22,999	$33,811

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 358	$ 651
Accrued liabilities	2,261	2,470
Deferred revenue	60	866
Income taxes payable	17	90
Deferred income taxes	2,234	2,994
Total Current Liabilities	4,930	7,071

Long-Term Liabilities:
Uncertain tax position liability	200	-
Derivative liability	1,938	3,664
Total Liabilities	7,068	10,735

Minority interests	147	205
Shareholders' Equity	15,784	22,871
Total Liabilities and Shareholders' Equity	$22,999	$33,811

Other Information Shares held: Plug Power Inc	2,589,936	2,589,936